Exhibit 99.1

CommScope Stockholders Approve Proxy Proposals

HICKORY, NC, May 11, 2023—The stockholders of CommScope Holding Company, Inc., a global leader in network connectivity solutions, approved five proxy proposals today at the company’s annual meeting of stockholders.

CommScope stockholders re-elected Mary S. Chan, Stephen C. Gray, L. William Krause, Joanne M. Maguire, Thomas J. Manning, Derrick A. Roman, Charles L. Treadway, Claudius E. Watts IV and Timothy T. Yates as directors, each for a term ending at the 2024 annual meeting, and ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2023 fiscal year. The stockholders also approved, on a non-binding advisory basis, the compensation of the company’s named executive officers. In addition, the stockholders approved additional shares under the company’s 2019 Long-Term Incentive Plan. Additionally, the holders of Series A Convertible Preferred Stock, voting as a separate class, re-elected Mindy Mackenzie and Patrick R. McCarter as directors for a term ending at the 2024 annual meeting.

—END—

About CommScope:

CommScope (NASDAQ: COMM) is pushing the boundaries of technology to create the world’s most advanced wired and wireless networks. Our global team of employees, innovators and technologists empower customers to anticipate what’s next and invent what’s possible. Discover more at www.commscope.com.

Follow us on Twitter and LinkedIn and like us on Facebook.

Sign up for our press releases and blog posts.

Investor Contact:
Massimo Disabato, CommScope
+1 630-281-3413
Massimo.Disabato@commscope.com

News Media Contact:
publicrelations@commscope.com

Source: CommScope